As filed with the Securities and Exchange Commission on November 13, 2023

811-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Octagon XAI CLO Income Fund

Address of Principal Business Office:

321 North Clark Street #2430

Chicago, Illinois 60654

Telephone Number:

(312) 374-6930

Name and address of agent for service of process:

Benjamin D. McCulloch

Octagon XAI CLO Income Fund

321 North Clark Street #2430

Chicago, Illinois 60654

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒    NO ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago in the State of Illinois on the 13th of November, 2023.

OCTAGON XAI CLO Income Fund

By:	/s/ Benjamin D. McCulloch
Benjamin D. McCulloch
Sole Trustee

Attest:	/s/ Kimberly A. Flynn
Kimberly A. Flynn
Authorized Person
(Managing Director of XA Investments LLC)